Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital, Inc. Reports Second Quarter 2017 Results – Revenues grow by 4.3% year-over-year and 6.0% sequentially

PITTSBURGH, PA – July 26, 2017 - Mastech Digital, Inc. (NYSE MKT: MHH), a leading provider of digital transformation services, announced today its financial results for the second quarter of 2017.

Second Quarter 2017 Highlights:

•	Revenues totaled $35.1 million, an increase of $1.5 million over last year’s top-line results and $2.0 million over first quarter 2017’s results;

•	Billable consultants at June 30, 2017 totaled 968 compared to 916-consultants at June 30, 2016; during the quarter the Company increased its billable consultant headcount by 75-consultants or by 8.4%;

•	GAAP diluted earnings per share were $0.15 versus $0.21 in the 2016 second quarter; and

•	Non-GAAP diluted earnings per share were $0.23 versus $0.25 in the 2016 second quarter as the Company continued to invest for future growth.

•	On July 13, 2017, we closed the acquisition of the services division of InfoTrellis, Inc. under the terms and conditions as previously announced on July 7, 2017.

Second Quarter Results:

Revenues for the second quarter of 2017 totaled $35.1 million compared to $33.6 million during the corresponding quarter last year. Gross profit in the second quarter of 2017 was $7.1 million, compared to $6.9 million in the second quarter of 2016. GAAP net income for the second quarter of 2017 totaled $696,000 or $0.15 per diluted share, compared to $945,000 or $0.21 per diluted share during the same period last year. Non-GAAP net income for the second quarter of 2017 was $1.1 million or $0.23 per diluted share, compared to $1.1 million or $0.25 per diluted share in the second quarter of 2016.

Demand for the Company’s services increased during the second quarter of 2017 from the previous quarter. Accordingly, the Company was able to expand its billable consultant-base in the quarter by over 8% - the Company’s largest quarterly increase since the third quarter of 2010.

Commenting on the second quarter results, Vivek Gupta, Mastech Digital’s Chief Executive Officer stated, “I am pleased to see the continuation of higher levels of activity during the quarter and delighted with our 8% growth in consultants-on-billing. We are clearly seeing tangible payback from the investment in our sales and recruitment organizations during the first half of 2017. We are excited to be entering the third quarter with strong momentum and the InfoTrellis acquisition completed as planned.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “At June 30, 2017, we had bank debt, net of cash balances on hand, of $9.0 million, a decline of $3.4 million during the quarter. With the completion of our new PNC credit facility to support our recent acquisition, we believe that we have adequate liquidity to continue to invest in our businesses in the second half of 2017 and beyond.”

In conjunction with its second quarter earnings release, Mastech Digital will host a conference call at 9:00 A.M. ET on July 26, 2017 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastechdigital.com. Simply click on the Investor section and follow the links to the live webcast. The webcast will remain available for replay through August 2, 2017.

About Mastech Digital, Inc.:

Mastech Digital (NYSE MKT: MHH) is a leading provider of IT services focused on solving its customers’ digital transformation challenges. The Company’s digital transformation services include Data Management and Analytics, Salesforce.com, SAP HANA, and Digital Learning services while its IT staffing services span across Digital and Mainstream technologies. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S. and India. For more information, visit www.mastechdigital.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of the services division of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses included investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected benefits to Mastech Digital from completing the acquisition of the services division of InfoTrellis, Inc. and the PNC credit facility and the expected performance of Mastech Digital following completion of these transactions. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly-competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2016.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digitial, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
Revenues	$35,086	$33,629	$68,186	$65,343
Cost of revenues	28,009	26,740	54,900	52,341

Gross profit	7,077	6,889	13,286	13,002
Selling, general and administrative expenses	6,095	5,225	11,901	11,203

Income from operations	982	1,664	1,385	1,799
Other income/(expense), net	(106)	(139)	(187)	(257)

Income before income taxes	876	1,525	1,198	1,542
Income tax expense	180	580	301	586

Net income	$696	$945	$897	$956

Earnings per share:
Basic	$0.15	$0.22	$0.20	$0.22
Diluted	$0.15	$0.21	$0.20	$0.21

Weighted average common shares outstanding:
Basic	4,536	4,354	4,517	4,353

Diluted	4,576	4,451	4,563	4,450

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$633	$829
Accounts receivable, net	22,536	21,102
Prepaid and other current assets	1,504	753

Total current assets	24,673	22,684
Equipment, enterprise software and leasehold improvements, net	852	558
Deferred income taxes	226	254
Deferred financing costs, net	40	59
Non-current deposits	185	170
Goodwill	8,427	8,427
Intangible assets, net	6,906	7,313

Total assets	$41,309	$39,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$1,800
Accounts payable	3,240	1,963
Accrued payroll and related costs	7,726	7,645
Deferred revenue and other liabilities	497	849

Total current liabilities	13,263	12,257

Long-term liabilities:
Long-term debt, less current portion	7,793	8,136

Total liabilities	21,056	20,393
Shareholders’ equity:
Common stock, par value $0.01 per share	54	53
Additional paid-in capital	14,146	13,863
Retained earnings	10,194	9,297
Accumulated other comprehensive (loss)	—	(7)
Treasury stock, at cost	(4,141)	(4,134)

Total shareholders’ equity	20,253	19,072

Total liabilities and shareholders’ equity	$41,309	$39,465

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2017	2016	2017	2016
GAAP Net Income	$696	$945	$897	$956
Adjustments:
Amortization of acquired intangible assets	204	203	407	406
Stock-based compensation	108	70	215	185
Acquisition transaction expenses	265	—	265	—
Severance expenses	—	—	—	780
Income taxes adjustments	(220)	(104)	(337)	(521)

Non-GAAP Net Income	$1,053	$1,114	$1,447	$1,806

GAAP Diluted Earnings Per Share	$0.15	$0.21	$0.20	$0.21

Non-GAAP Diluted Earnings Per Share	$0.23	$0.25	$0.32	$0.41

Weighted average common shares outstanding:
GAAP Diluted Shares	4,576	4,451	4,563	4,450

Non-GAAP Diluted Shares	4,576	4,451	4,563	4,450